Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 23, 2015, Hawkins, Inc. (“Hawkins”) acquired SPH Holdings, Inc. (“SPH”) pursuant to a Stock Purchase Agreement by and among Hawkins, SPH, the selling stockholders of SPH (the “SPH Stockholders”) and ICV Manager, LLC (“ICV”), as the representative of the SPH Stockholders. SPH and its subsidiaries doing business as Stauber Performance Ingredients, is a privately held supplier of specialty products and ingredients to the nutritional, food, pharmaceutical, cosmetic and pet care industries.

The following unaudited pro forma condensed combined statements of operations are based on and derived from the separate historical financial statements of Hawkins and SPH to illustrate the effect of (1) the acquisition of SPH by Hawkins, (2) Hawkins’ entry into credit facilities and borrowing thereunder in connection with the acquisition, and (3) the assumptions and pro forma adjustments described in the accompanying notes to the unaudited pro forma condensed combined statements of operations. The following unaudited pro forma condensed combined statements of operations give effect to the acquisition as if it had occurred on March 31, 2014, the beginning of fiscal 2015. The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the acquisition and factually supportable, including the borrowing under the credit facilities. The unaudited pro forma condensed combined statements of operations have also been adjusted to give effect to pro forma events that are expected to have a continuing impact on the results of Hawkins after the acquisition.

Because the acquisition was completed within Hawkins’ quarter ended December 27, 2015, the unaudited condensed consolidated balance sheet included in its quarterly report on Form 10-Q for the quarter ended December 27, 2015, and filed with the U.S. Securities and Exchange Commission (“SEC”) on February 5, 2016, gives effect to the acquisition of SPH and the related debt. As a result, an unaudited pro forma condensed combined balance sheet is not required to be presented herein.

The unaudited pro forma condensed combined statements of operations are presented for informational and illustrative purposes in accordance with the rules and regulations of the SEC, and are not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had occurred as of the date or during the periods presented nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma condensed consolidated statements of operation and the accompanying notes should be read in conjunction with the historical audited consolidated financial statements and notes thereto included in Hawkins’ annual report on Form 10-K for the fiscal year ended March 30, 2015, as amended from time to time, the audited consolidated financial statements of SPH as of and for the three years ended December 31, 2014, and the unaudited consolidated financial statements of SPH as of and for the nine months ended September 30, 2015, which are included as Exhibit 99.1 herein.

The pro forma condensed consolidated statement of operations for the fiscal year ended March 29, 2015 presented below includes Hawkins’ fiscal year ended March 29, 2015 and SPH’s year ended December 31, 2014. The pro forma condensed consolidated statement of operations for the nine months ended December 27, 2015 combines the results of operations of Hawkins for its nine months ended December 27, 2015 with the results of operations of SPH for its nine months ended September 30, 2015.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FISCAL YEAR ENDED MARCH 29, 2015

(In thousands, except share and per-share data)

	Historical Hawkins	Historical SPH	Pro Forma Adjustments	Notes	Pro-Forma Combined
Sales	$364,023	$101,459	$—		$465,482
Cost of sales	(298,232)	(79,441)	(2,111)	(a)	(379,784)

Gross profit	65,791	22,018	(2,111)		85,698
Selling, general and administrative expenses	(35,375)	(17,270)	386	(b)	(52,259)

Operating income	30,416	4,748	(1,725)		33,439
Interest income (expense)	38	(3,125)	303	(c)	(2,784)
Other income (expense)	—	(798)	689	(d)	(109)

Income before income taxes	30,454	825	(733)		30,546
Income tax provision	(11,240)	(223)	192	(e)	(11,271)

Net income	$19,214	$602	$(541)		$19,275

Weighted average number of shares outstanding - basic	10,568,582				10,568,582
Weighted average number of shares outstanding - diluted	10,633,554				10,633,554

Basic earnings per share	$1.82				$1.82
Diluted earnings per share	$1.81				$1.81

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED DECEMBER 27, 2015.

(In thousands, except share and per share data)

	Historical Hawkins	Historical SPH	Pro Forma Adjustment	Notes	Pro-Forma Combined
Sales	$284,463	$92,214	$—		$376,677
Cost of sales	(229,208)	(71,645)	(1,332)	(a)	(302,185)

Gross profit	55,255	20,569	(1,332)		74,492
Selling, general and administrative expenses	(33,019)	(12,159)	1,204	(b)	(43,974)

Operating income	22,236	8,410	(128)		30,518
Interest income (expense)	(21)	(1,730)	(277)	(c)	(2,028)
Other income (expense)	—	472	480	(d)	952

Income before income taxes	22,215	7,152	75		29,442
Income tax provision	(8,931)	(2,508)	251	(e)	(11,188)

Net income	$13,284	$4,644	$326		$18,254

Weighted average number of shares outstanding - basic	10,534,933				10,534,933
Weighted average number of shares outstanding - diluted	10,591,543				10,591,543

Basic earnings per share	$1.26				$1.73
Diluted earnings per share	$1.25				$1.72

Hawkins, Inc.’s reported net income of $13.3 million ($1.25 per diluted share) for the nine months ended December 27, 2015 includes $2.7 million of expenses related to the acquisition (approximately $2.1 million after tax), which reduced its reported diluted earnings per share for the same period by $0.20. Those expenses have been eliminated in preparing the unaudited pro forma condensed combined statement of operations for the nine months ended December 27, 2015.

See accompanying notes to unaudited pro-forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

Note 1 - Basis of Presentation

The acquisition of SPH by Hawkins was accounted for under the acquisition method of accounting. Accordingly, the cost to acquire SPH was allocated to the underlying net assets in proportion to estimates of their respective fair values. The excess of the purchase price over the estimated fair value of the net assets acquired was recorded as goodwill. The allocated purchase price in excess of SPH’s tangible asset value prior to acquisition, including the intangibles and goodwill, is not deductible for tax purposes. The goodwill recognized as a result of the acquisition is primarily attributable to strategic and synergistic benefits, as well as SPH’s assembled workforce. The allocation of the purchase price to the assets acquired and liabilities assumed, including the amount allocated to goodwill, is based upon preliminary information and is subject to change within the measurement period (up to one year from the acquisition date).

In connection with the acquisition, Hawkins entered into a credit agreement providing for senior secured credit facilities totaling $165.0 million, consisting of a $100.0 million senior secured term loan facility (the “term loan”) and a $65.0 million senior secured revolving loan credit facility (the “revolving credit facility”). We used $131.0 million of the proceeds from borrowings under these senior secured credit facilities, together with cash on hand, to finance the acquisition and expenses related thereto. The senior secured credit facilities have a term of five years. The Company is required to pay 5% of the initial principal balance under the term loan facility in year one, 7.5% in year two, and 10% in years three through five. The principal payments will be made on a quarterly basis, with the first payment to be made on April 1, 2016. The rate of interest on the senior secured credit facilities is based on LIBOR plus an applicable margin, or at a base rate plus an applicable margin, with the applicable margin determined by the Company’s leverage ratio. In the pro forma analysis, we have used an estimated interest rate of 2.0%, which approximates the current interest rate on the borrowings. If the interest rate were to change by 0.125%, Hawkins’ pro forma cash interest expense would change by approximately $160,000 for the year ended March 29, 2015, and by approximately $120,000 for the nine months ended December 27, 2015.

Note 2 - Preliminary Purchase Price Allocation

Please refer to the Company’s 10-Q for its quarterly period ended December 27, 2015 filed with the SEC on February 5, 2016 for the preliminary purchase price allocation of SPH. The allocation of the purchase price to the assets acquired and liabilities assumed, including the amount allocated to goodwill, is based upon preliminary information and is subject to change within the measurement period (up to one year from the acquisition date). The final purchase price allocation is expected to be completed in Hawkins’ fiscal 2017. The final amounts recorded for the acquisition may differ materially from the information presented herein and from that presented in Hawkins’ quarterly report on Form 10-Q for the quarter ended December 27, 2015, filed with the SEC on February 5, 2016.

Note 3 - Pro Forma Adjustments

The unaudited pro forma condensed combined statement of operations for the year ended March 29, 2015 combines the results of operations of Hawkins for its fiscal year ended March 29, 2015 with the results of operations of SPH for its fiscal year ended December 31, 2014. The unaudited pro forma condensed combined statement of operations for the nine months ended December 27, 2015 combines the results of operations of Hawkins for its nine months ended December 27, 2015 with the results of operations of SPH for its nine months ended September 30, 2015. Thus, the results of operations of SPH for the three months ended December 27, 2015 are excluded from the pro forma condensed combined statement of operations. SPH had sales of $26.4 million and pretax loss of $13.1 million for that period, including expenses of $13.9 million for stock and other acquisition-related compensation expense and other acquisition costs incurred by the seller. Both unaudited pro forma condensed combined statements of operations also reflect the following pro forma adjustments:

(a)	Reflects the aggregate impact of the following items impacting cost of sales (“COGS”) (in thousands):

	Year Ended March 29, 2015	Nine Months Ended December 27, 2015
Reclassification of SPH’s distribution expense from selling, general and administrative expense (“SG&A”) to COGS	$(1,794)	$(1,535)
Estimated depreciation expense on SPH property and equipment based on preliminary fair values and lives	(950)	(713)
Elimination of SPH’s depreciation expense	633	916

	$(2,111)	$(1,332)

(b)	Reflects the aggregate impact of the following items impacting SG&A expense (in thousands):

	Year Ended March 29, 2015	Nine Months Ended December 27, 2015
Reclassification of SPH’s distribution expense from SG&A to COGS	$1,794	$1,535
Estimated amortization of intangible assets recorded in connection with the SPH acquisition based on preliminary fair values and lives	(6,637)	(4,977)
Elimination of SPH’s amortization of intangible assets	5,229	1,956
Elimination of SPH acquisition costs	—	2,690

	$386	$1,204

The pro forma amortization expense shown above is based on preliminary fair values and lives. In addition, the final determination of fair values of intangible assets may result in a portion of amortization expense being recorded within cost of sales rather than SG&A expense.

(c)	Reflects the change in interest expense related to the Company’s debt structure after the acquisition comprised of borrowings under the credit facilities, as follows (in thousands):

	Year Ended March 29, 2015	Nine Months Ended December 27, 2015
Interest expense on borrowings	$2,684	$1,938
Amortization of debt issuance costs	136	102

	2,820	2,040
Elimination of SPH interest expense	(3,123)	(1,727)
Elimination of Hawkins interest expense already recorded	—	(36)

Pro forma interest expense (decrease) increase	$(303)	$277

(d)	Reflects the elimination of management fees paid by SPH to its pre-acquisition management advisor.

(e)	Reflects the tax adjustment required to arrive at an estimated combined effective tax rate of 36.9% for the year ended March 29, 2015 and 38.0% for the nine months ended December 27, 2015.